Exhibit 23.3

CONSENT OF LAROCHE PETROLEUM CONSULTANTS, LTD.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-253340 and 333-260834) and on Form S-3 (File Nos. 333-256214 and 333-260833) of Chesapeake Energy Corporation of our report for the Company and the references to our firm and said report, in the context in which it appears, in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021 (this “Form 10-K”), which report is included as an exhibit to this Form 10-K.

LaRoche Petroleum Consultants, Ltd. By: LPC, Inc., as General Partner
By:	/s/ William M. Kazmann
William M. Kazmann
President

February 24, 2022